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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Respones)
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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|  Rash           Martin              S.     |    Province Healthcare Company (PRHC)        |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. I.R.S Identification | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    Person, if an entity |                    |              title below)    below)  |
|                                            |    (Voluntary)          |     5/2000         |        Chairman of the Board,        |
| 105 Westwood Place, Suite 400              |                         |                    |        President & CEO               |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form filed by One              |
| Brentwood,         TN              37027   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction    |3. Transac-   |4. Securities Acquired (A)  | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date           |   tion Code  |   or Disposed of (D)       |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/    |   (Instr. 8) |                            |    cially Owned at |   Form:     |   direct |
|                     |   Year)          |              |                            |    End of Month    |   Direct    |   Benefi-|
|                     |                  |              |   (Instr. 3, 4 and 5)      |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                  |--------------|----------------------------|                    |   Indirect  |   Owner- |
|                     |                  | Code  |  V   |    Amount  | (A) or| Price |                    |   (I)       |   ship   |
|                     |                  |       |      |            | (D)   |       |                    |   (Instr. 4)|   (Instr.|
|                     |                  |       |      |            |       |       |                    |             |   4)     |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
| Common Stock        |   5/5/00         |  G    |  V   |    1,317   |   D   |       |       534,843      |      D      |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
| Common Stock        |   5/31/00        |  S    |      |    2,000   |   D   |$28.375|       534,843      |      D      |          |
|                     |                  |       |      |            |       |  per  |                    |             |          |
|                     |                  |       |      |            |       | share |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
| Common Stock        |   5/31/00        |  S    |      |    3,500   |   D   | $28.00|       534,843      |      D      |          |
|                     |                  |       |      |            |       |  per  |                    |             |          |
|                     |                  |       |      |            |       | share |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
| Common Stock        |   6/1/00         |  S    |  V   |    4,500   |   D   |$28.00 |       530,343(1)   |      D      |          |
|                     |                  |       |      |            |       |  per  |                    |             |          |
|                     |                  |       |      |            |       | share |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
|                     |                  |       |      |            |       |       |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
|                     |                  |       |      |            |       |       |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
|                     |                  |       |      |            |       |       |                    |             |          |
|---------------------|------------------|-------|------|------------|-------|-------|--------------------|-------------|----------|
|                     |                  |       |      |            |       |       |                    |             |          |
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(1) Amount of securities beneficially owned as of June 1, 2000.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             Potential persons who are to respond to the collection of information            (Over)
                                             contained in this form are not required to respond unless the form       SEC 1474(3-99)
                                             displays a currently valid OMB control number.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   of Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Martin S. Rash               6/12/00
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date

Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.